Exhibit 10.2

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is made and entered into as of the last date set forth in the signature blocks below, by and between WILSON OAKMEAD WEST, LLC, a Delaware limited liability company (“Landlord”), and SHORETEL, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to Carr NP Properties, L.L.C., a Delaware limited liability company) and Tenant (as successor in interest to ShoreTel, Inc., a California corporation) are parties to that certain lease dated April 20, 2007 (the “Original Lease”), which Original Lease has been previously amended by that certain undated Notice of Lease Terms agreement, that certain First Amendment to Lease (“First Amendment”) dated June 18, 2009, and a Subordination, Non-Disturbance and Attornment Agreement, dated _______, 2009 [sic] (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 63,781 rentable square feet (the “Premises”) described as the building located at 960 Stewart Drive, Sunnyvale, California (the “Building”).

B.	The Lease by its terms shall expire on September 30, 2014 (“Prior Lease Expiration Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Second Extension. The Lease Term is hereby extended for a period of sixty (60) months and shall expire on September 30, 2019 (“Second Extended Lease Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Lease Term commencing the day immediately following the Prior Lease Expiration Date (“Second Extension Date”) and ending on the Second Extended Lease Expiration Date shall be referred to herein as the “Second Extended Lease Term”.

2.	Base Rent. As of the Second Extension Date, the schedule of Base Rent payable with respect to the Premises during the Second Extended Lease Term is the following:

Period	Rentable Square Footage	Monthly Rate Per Square Foot	Annual Base Rent	Monthly Installment of Base Rent
10/1/14 – 9/30/15	63,781	$1.95	$1,492,475.40	$124,372.95
10/1/15 – 9/30/16	63,781	$2.01	$1,538,397.72	$128,199.81
10/1/16 – 9/30/17	63,781	$2.07	$1,584,320.04	$132,026.67
10/1/17 – 9/30/18	63,781	$2.13	$1,630,242.36	$135,853.53
10/1/18 – 9/30/19	63,781	$2.19	$1,676,164.68	$139,680.39

All such monthly installment of Base Rent and annual Base Rent shall be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

Notwithstanding anything in the Lease to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of monthly installment of Base Rent with respect to the Premises in the amount of $124,372.95 per month for the first four (4) full calendar months of the Second Extended Lease Term (the “Abated Rent Period”).  The maximum total amount of monthly installment of Base Rent abated with respect to the Premises in accordance with the foregoing shall equal $497,491.80 (the “Abated Base Rent”).  If Tenant defaults under the Lease, as amended hereby, at any time during the Abated Rent Period and fails to cure such default within any applicable cure period under the Lease, then all Abated Base Rent shall immediately become due and payable.  Only monthly installment of Base Rent shall be abated pursuant to this paragraph, as more particularly described herein, and Tenant’s Share of Direct Expenses and all other rent and other costs and charges specified in the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

3.	Additional Security Deposit. No additional Security Deposit shall be required in connection with this Amendment.

4.	Additional Rent. For the period commencing on the Second Extension Date and ending on the Second Extended Lease Expiration Date, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Direct Expenses in accordance with the terms of the Lease, as amended hereby.

5.	Improvements to Premises.

5.1	Condition of Premises. Tenant is in possession of the Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

5.2	Responsibility for Improvements to Premises. Landlord shall perform improvements to the exterior of the Building in accordance with Section 6.6 below. Furthermore, Tenant may perform improvements to the Premises in accordance with Exhibit A and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit A.

6.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.1	Options to Renew. Section 5 of the First Amendment (Extension Options) is hereby deleted in its entirety and is of no further force or effect. Notwithstanding the foregoing, Tenant, provided the Lease, as amended hereby, is in full force and effect and Tenant is not in default under any of the other terms and conditions of the Lease, as amended hereby, at the time of notification or commencement, shall have two (2) options to renew (each, a “Renewal Option”) the Lease, each for a term of sixty (60) months (each, a “Renewal Term”), for the portion of the Premises being leased by Tenant as of the date the applicable Renewal Term is to commence, on the same terms and conditions set forth in the Lease, as amended hereby, except as modified by the terms, covenants and conditions as set forth below:

6.1.1	If Tenant elects to exercise the applicable Renewal Option, then Tenant shall provide Landlord with written notice no earlier than the date which is four hundred fifty (450) days prior to the expiration of the then current Lease Term, as amended hereby, but no later than the date which is three hundred sixty five (365) days prior to the expiration of the then current Lease Term, as amended hereby. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Lease Term.

6.1.2	The annual Base Rent and monthly installment of Base Rent in effect at the expiration of the then current Lease Term, as amended hereby, shall be increased or decreased to reflect the Prevailing Market (defined below) rate as of the date the applicable Renewal Term is to commence, taking into account the specific provisions of the Lease, as amended hereby, which will remain constant. Landlord shall advise Tenant of the new annual Base Rent and monthly installment of Base Rent for the Premises no later than thirty (30) days after receipt of Tenant's written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise the applicable Renewal Option under this Section 6.1. Said notification of the new Base Rent may include a provision for its escalation to provide for a change in the Prevailing Market rate between the time of notification and the commencement of the applicable Renewal Term. .

6.1.3	If Tenant and Landlord are unable to agree on a mutually acceptable annual Base Rent and monthly installment of Base Rent for the Renewal Term not later than sixty (60) days prior to the expiration of the then current Lease Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the applicable Renewal Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred three percent (103%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the applicable Renewal Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years experience within the previous ten (10) years as a real estate appraiser working in Sunnyvale, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

6.1.4	Upon selection, Landlord’s and Tenant's appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimates chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

6.1.5	If the Prevailing Market rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay monthly installments of Base Rent upon the terms and conditions in effect during the last month of the then current Lease Term until such time as the Prevailing Market rate has been determined. Upon such determination, the annual Base Rent and monthly installments of Base Rent for the Premises shall be retroactively adjusted to the commencement of such Renewal Term for the Premises.

6.1.6	The Renewal Options are not transferable; the parties hereto acknowledge and agree that they intend that the aforesaid options to renew this Lease shall be “personal” to Tenant as set forth above and to a Permitted Assignee and that in no event will any assignee or sublessee have any rights to exercise the Renewal Options.

6.1.7	If Tenant fails to validly exercise the first Renewal Option, Tenant shall have no further right extend the Lease Term. In addition, if both Renewal Options are validly exercised or if Tenant fails to validly exercise the second Renewal Option, Tenant shall have no further right to extend the Lease Term.

6.1.8	For purposes of this Section 6.1, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under new and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and buildings comparable to the Building in the Sunnyvale, California but excluding Moffett Towers and Technology Corners as of the date the applicable Renewal Term is to commence, taking into account the specific provisions of the Lease, as amended hereby, which will remain constant, and may, if applicable, include parking charges. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease, as amended hereby, and any comparison lease or amendment, such as rent abatements, tenant improvement allowances, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses, insurance costs and taxes.

6.2	Building Access. Tenant shall have access to the Building and the Premises for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of the Lease, as amended hereby.

6.3	Financial Statements and Credit Reports. At Landlord’s request, Tenant shall deliver to Landlord a copy, certified by an officer of Tenant as being a true and correct copy, of Tenant’s most recent audited financial statement, or, if unaudited, certified by Tenant’s chief financial officer as being true, complete and correct in all material respects. Tenant hereby authorizes Landlord to obtain one or more credit reports on Tenant at any time, and shall execute such further authorizations as Landlord may reasonably require in order to obtain a credit report. Notwithstanding the foregoing, Landlord shall not request financial statements more than once in each consecutive one (1) year period during the Term unless (i) Tenant is in default, (ii) Landlord reasonably believes that there has been an adverse change in Tenant’s financial position since the last financial statement provided to Landlord, or (iii) requested (a) in connection with a proposed sale or transfer of the Building by Landlord, or (b) by an investor of Landlord, any Landlord related entity or any lender or proposed lender of Landlord or any Landlord related entity. At Tenant’s request, Landlord shall enter into a confidentiality agreement with Tenant, which agreement is reasonably acceptable to Landlord and covers confidential financial information provided by Tenant to Landlord. Notwithstanding the foregoing, so long as Tenant is a publicly traded company on an “over-the-counter” market or any recognized national or international securities exchange, the foregoing shall not apply so long as Tenant’s current public annual report (in compliance with applicable securities laws) for such applicable year is available to Landlord in the public domain.

6.4	Landlord’s Notice Addresses. Landlord’s addresses for notices set forth in Section 29.18 of the Original Lease are hereby deleted in their entireties and replaced by the following:

“Wilson Oakmead West, LLC
c/o Jones Lang LaSalle Americas, Inc.
1200 Park Place, Suite 100
San Mateo, California 94403
Attn: General Manager

With a copy to:

RREEF Management LLC
101 California Street, 26th Floor
San Francisco, California 94111
Attn: Asset Manager”

6.5	Deletion. Section 3.6 (Alterations Allowance) of the First Amendment is hereby deleted in its entirety and is of no further force or effect.

6.6	Disclosures. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53. If Tenant (or any party claiming by, through or under Tenant) pays directly to the provider for any energy consumed at the Premises, Tenant, promptly upon request, shall deliver to Landlord (or, at Landlord’s option, execute and deliver to Landlord an instrument enabling Landlord to obtain from such provider) any data about such consumption that Landlord, in its reasonable judgment, is required to disclose to a prospective buyer, tenant or mortgage lender under California Public Resources Code § 25402.10 or any similar law.

6.7	Exterior Common Area Improvements. Landlord has agreed to complete certain renovations and improvements to the exterior common areas using Building standard methods, materials and finishes and as otherwise reasonably determined by Landlord (the “Common Area Improvements”). The cost and expense incurred by Landlord for the installation of the Common Area Improvements are hereby expressly excluded from Operating Expenses. The Common Area Improvements shall mean the following:

A.	Install new hanging metal address numbers over the front lobby of the Building;

B.	Paint the two (2) entry columns to the Building with Building standard paint;

C.	Install new exterior lighting fixtures outside of the Building to replace the currently existing white, cone shaped lighting fixtures, as reasonably determined by Landlord; and,

D.	Subject to Landlord’s receipt of all required permits and approvals, and to the extent the total costs and expenses of the same are not unreasonable, Landlord will construct a common area outdoor collaborative area on the right side of the Building, which may include the installation of a seating area, bocce ball court and/or barbecue area within such area, as determined by Landlord in its sole discretion but after reasonable and good faith consultation with Tenant (“Outdoor Collaborative Space”).

The Common Area Improvements shall be designed and constructed as determined by Landlord, in Landlord’s sole discretion but after reasonable and good faith consultation with Tenant, and Tenant shall have no final approval rights as to the planning, material, specifications configuration, or actual type of work performed, provided, that with respect to the Outdoor Collaborative Space, Landlord shall discuss and consider Tenant’s reasonable recommendations therefor.  Tenant acknowledges that the Common Area Improvements may be performed during normal business hours at a time at Landlord’s sole election, subsequent to the full and final execution and delivery of the Amendment. Further, Tenant acknowledges and agrees that the Common Area Improvements shall be performed by Landlord in accordance with a construction schedule developed by Landlord in its sole discretion, which construction schedule shall consider the timing of the availability of materials and labor and potential weather implications for the performance of such work. Notwithstanding anything herein to the contrary, any delay in the completion of the Common Area Improvements or inconvenience suffered by Tenant during the performance of the Common Area Improvements shall not delay the Second Extension Date nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease, as amended hereby.  Landlord shall use commercially reasonable efforts to complete before October 1, 2014.

7.	Miscellaneous.

7.1	This Amendment, including Exhibit A (Alterations) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

7.2	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.3	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.4	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Jones Lang LaSalle Brokerage Inc., (“JLL”) and Landlord shall be responsible for paying any leasing commission due in connection with this Amendment pursuant to the separate agreement with JLL dated December 10, 2013, (“JLL Agreement”). Tenant agrees to indemnify and hold Landlord and its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment.

7.5	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting. Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.” If the foregoing representation is untrue at any time during the current Lease Term and/or Second Extended Lease Term, an event of default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

7.6	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment. In order to expedite the transaction contemplated herein, telecopied signatures or signatures transmitted by electronic mail in so-called "pdf" format may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Amendment based on such telecopied or e-mailed signatures. Promptly following transmission of the telecopied or e-mailed signatures, Tenant shall promptly deliver to Landlord with original signatures on this Amendment.

7.7	Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under the Lease are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its investment manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the investment manager, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damage.

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:	TENANT:

WILSON OAKMEAD WEST, LLC, a Delaware limited liability company	SHORETEL, INC., a Delaware corporation

By: ________________________________	By: ______________________________
Name: Lisa Vogel	Name: ___________________________
Title: Vice President	Title: ____________________________
Dated: ________________________, 2013	Dated: ______________________, 2013

EXHIBIT A –ALTERATIONS

attached to and made a part of the Second Amendment between WILSON OAKMEAD WEST, LLC, a Delaware limited liability company, as Landlord and SHORETEL, INC., a Delaware corporation, as Tenant

1.            Tenant, following the full and final execution and delivery of the Amendment to which this Exhibit A is attached and all insurance certificates required under the Lease, as amended, shall have the right to perform alterations and improvements in the Premises (the “Tenant Work”).  Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Work in the Premises unless and until Tenant has complied with all of the terms and conditions of Article 8 of the Original Lease, as amended, including, without limitation, approval by Landlord of the final plans for the Tenant Work and the contractors to be retained by Tenant to perform such Tenant Work. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design.  In addition to the foregoing, Tenant shall be solely liable for all costs and expenses associated with or otherwise caused by Tenant’s performance and installment of the Tenant Work (including, without limitation, any legal compliance requirements arising outside of the Premises; provided, however, that to the extent such exterior legal compliance requirements arise in connection with any portion of the Tenant Work comprising normal and customary standard office improvements, Tenant shall not be directly liable for the cost thereof but instead such amounts may be included in Direct Expenses to the extent not limited by the terms and conditions of the Lease, as amended).  Landlord’s approval of the contractors to perform the Tenant Work shall not be unreasonably withheld.  The parties agree that Landlord’s approval of the general contractor to perform the Tenant Work shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of the Lease, (c) does not have the ability to be bonded for the work in an amount of no less than one hundred fifty percent (150%) of the total estimated cost of the Tenant Work, (d) does not provide current financial statements reasonably acceptable to Landlord, (e) does not execute the Responsible Contractor Policy Statement provided by Landlord, or (f) is not licensed as a contractor in the state/municipality in which the Premises is located.  Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

Notwithstanding the foregoing, it is agreed that other than voce and data cabling (which shall be removed by Tenant at the expiration or earlier termination of the Lease), Tenant shall have no obligation to remove that portion of the Tenant Work that comprises standard office improvements such as gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, Building standard doors and non-glued down carpeting.

2.            Provided Tenant is not in default, Landlord agrees to contribute the sum of up to $956,715.00 (that is, $15.00 per rentable square foot of the Premises) (the “Allowance”) toward the cost of performing the Tenant Work in the Premises.  The Allowance may only be used for the cost of preparing design, engineering and construction documents, permits, fees (including fees for Tenant’s project management firm) and mechanical and electrical plans for the Tenant Work and for hard costs in connection with the Tenant Work.  Commencing as of January 1, 2014, the Allowance, less a ten percent (10%) retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performs the Tenant Work, in periodic disbursements within thirty (30) days after receipt of the following documentation: (a) an application for payment and sworn statement of contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (b) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (c) contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Tenant Work for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Premises is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s mortgagee may reasonably require; (d) a cost breakdown for each trade or subcontractor performing the Tenant Work; (e) plans and specifications for the Tenant Work, together with a certificate from an AIA architect that such plans and specifications comply in all material respects with all laws affecting the Building, Project and Premises; (f) copies of all construction contracts for the Tenant Work, together with copies of all change orders, if any; and (g) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Tenant Work.  Upon completion of the Tenant Work, and prior to final disbursement of the Allowance, Tenant shall furnish Landlord with:  (i) general contractor and architect’s completion affidavits; (ii) full and final waivers of lien; (iii) receipted bills covering all labor and materials expended and used; (iv) as-built plans of the Tenant Work; and (v) the certification of Tenant and its architect that the Tenant Work have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances.  In no event shall Landlord be required to disburse the Allowance more than one time per month.  If the Tenant Work exceed the Allowance, Tenant shall be entitled to the Allowance in accordance with the terms hereof, but each individual disbursement of the Allowance shall be disbursed in the proportion that the Allowance bears to the total cost for the Tenant Work, less the ten percent (10%) retainage referenced above.  Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, as amended hereby, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.            Notwithstanding anything to the contrary set forth herein, at any time after January 1, 2014, Tenant shall be entitled to apply up to Five and  no/100 Dollars ($5.00) per rentable square foot of the Premises (that is, up to $318,905.00) of Allowance to the cost of purchasing and installing furniture, fixtures and equipment (collectively, the “FF&E”), which FF&E shall be located at all times at the Premises and for use by Tenant in the Premises.  If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit A by June 30, 2015, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith.  Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Work and/or Allowance.  Landlord shall be entitled to deduct from the Allowance a supervisory fee for Landlord’s oversight of the Tenant Work in an amount equal to one percent (1%) of the total cost of the Allowance.

4.            To the extent any Allowance is applied to any FF&E, Landlord shall own all the FF&E until the expiration of the Lease Term, as amended hereby, (provided that Tenant, not Landlord, shall be responsible for all costs associated with such FF&E, including, without limitation, the cost of insuring the same, all maintenance and repair costs and taxes), at which time the FF&E shall become the property of Tenant as if by bill of sale hereunder.  Tenant shall maintain and repair the FF&E in good and working order and shall insure the FF&E to the same extent Tenant is required to insure Tenant’s personal property pursuant to the terms of the Lease, as amended hereby.  In the event that the Lease is terminated prior to the Second Extended Lease Expiration Date due to Tenant’s breach or default of the Lease, in connection with a bankruptcy petition filing or otherwise by operation of law, Tenant, at Landlord’s election, shall pay to Landlord the unamortized portion of the costs of the FF&E (no later than the expiration date of the Lease, as amended hereby), or, at Landlord’s election, the FF&E shall remain the property of Landlord and Tenant shall and, in such event, hereby does, waive all of its rights thereto.

5.            Provided Tenant is not in default, within sixty (60) days after full execution and delivery of this Second Amendment, Landlord shall provide Tenant with an allowance (the “Test Fit Allowance”) in an amount not to exceed $9,567.15 (i.e. $0.15 per rentable square foot of the Premises) to be applied toward preparation of the test fit plan and preliminary pricing for the Tenant Work in the Premises.  Subject to the terms of this Exhibit A, Tenant shall enter into a contract with Tenant’s interior design firm for such services and Landlord shall disburse the Test Fit Allowance pursuant to the terms and conditions of this Section 5, and Tenant shall be responsible for the payment of any costs which exceed the Test Fit Allowance.

6.            Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

7.            This Exhibit A shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the Lease Term, as amended hereby, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease, as amended hereby.

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